Exhibit 99.1

Kopin Reports Good Results for First Quarter 2022

  Q1 2022 Total Revenues of $11.6 Million – Flat vs Q1 last year, despite supply chain challenges
  Customer-funded Research & Development Revenues Increase 38% Year over Year
  Micro OLED and LED Display Development Programs on Track
  $4.7 Million Gain on Equity Investment

WESTBOROUGH, Mass.--(BUSINESS WIRE)--May 3, 2022--Kopin® Corporation (Nasdaq: KOPN), a leading provider of high-resolution micro-displays and sub-systems for defense, enterprise and consumer augmented reality (AR), virtual reality (VR) and mixed reality (MR) systems, today provided an update on its business initiatives and reported financial results for the first quarter ended March 26, 2022.

“We are off to a good start for fiscal year 2022. While revenues in the first quarter of 2022 were essentially flat with the first quarter of last year as we experienced some production disruption in the last few weeks of the quarter owing to certain materials shortages caused by the global supply chain issues, demand for our products remains strong,” said Dr. John C.C. Fan, Kopin’s CEO. “Although we expect intermittent supply chain disruptions for some of our materials, based on discussions with our vendors and other actions we have taken we continue to expect to meet our financial growth goals for the year.”

“Our customer-funded R&D business continues to be strong with 38% year over year revenue growth. This comes on top of a very strong first quarter of 2021 in which we saw an 82% year over year revenue growth. This growth is being primarily driven by customer-funded development programs for both organic light emitting diode (OLED) and inorganic light emitting diode (LED) microdisplays. This strong customer-funded development pipeline bodes well for our future growth as we expect most of these development programs will convert to production programs following their development phases. We believe our ability to design and manufacture our traditional advanced liquid crystal displays, new dual stack OLED displays and eventually micro LED displays, together with customized optics and ruggedized sub-system packaging, is a critical reason our customers seek us out. Just recently we announced new orders for our Lighting® 720p OLED displays and 2K x 2K silicon backplane wafers for micro OLED displays.”

“Despite the supply chain issues we experienced in the first quarter, we expect 2022 to be a year of good growth. The backlog for both our defense production programs and our enterprise business is strong for the remainder of the year, we expect to announce new design wins for our 3D AOI (automated optical inspection) spatial light modulators, and our micro OLED and micro LED display activities remain on track. We expect to continue to make strong progress in executing our strategy and believe that both AR and VR markets provide great growth opportunities, which Kopin is well positioned to capitalize on,” concluded Dr. Fan.

First Quarter Financial Results

Total revenues for the first quarter ended March 26, 2022 were $11.6 million, compared with $11.7 million for the first quarter ended March 27, 2021, essentially flat year over year.

Cost of Products Revenues for the first quarter ended March 26, 2022 was $7.8 million, or 120% of net product revenues, compared with $6.4 million, or 85% of net product revenues, for the first quarter ended March 27, 2021. The increase in cost of product revenues as a percent of product revenues for the first quarter of 2022 as compared to the first quarter of 2021 was due to lower production efficiencies resulting from a lower volume of units produced, approximately $450,000 of warranty costs reserves, and approximately $300,000 of additional reserve for excess materials. The lower production volumes resulted in less absorption of overhead costs. The additional warranty costs reserve relates to units shipped before the new production processes the Company implemented in 2021. The additional reserve for excess materials is primarily the result of the Company procuring materials for contingency purposes as a result of the supply chain situation. The current supply chain situation is dynamic and we are working closely with our suppliers and customers to manage this issue.

Research and Development (R&D) expenses for the first quarter of 2022 were $5.4 million compared to $3.6 million for the first quarter of 2021, a 52% increase year over year. The increase was driven by the increase in customer-funded research and development revenues.

Selling, General and Administrative (SG&A) expenses were $4.5 million for the first quarter of 2022, compared to $5.9 million for the first quarter of 2021. The decrease was primarily due to stock-based compensation of $442,000 included in SG&A expenses in the first quarter of 2022 as compared to $2.4 million of stock-based compensation included in SG&A expenses for the first quarter of 2021.

Included in Other Income is a gain of $4.7 million in the first quarter of 2022 resulting from the mark to market of an equity investment. As a reminder, part of Kopin’s strategy to monetize our deep intellectual property (IP) portfolio is to receive an equity interest in certain licensee companies when we license our IP to them.

Net Loss Attributable to Kopin Corporation for the first quarter of 2022 was $1.4 million, or $0.02 per share, compared with Net Loss Attributable to Kopin Corporation of $4.1 million, or $0.05 per share, for the first quarter of 2021.

Net Cash used In Operating Activities for the first quarter ended March 26, 2022, was approximately $2.3 million. Kopin's Cash and Equivalents and Marketable Securities were approximately $26.3 million at March 26, 2022 as compared to $29.3 million at December 25, 2021.

We have no long-term debt.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended March 26, 2022, for final disposition as well as important risk factors.

Conference Call

Kopin will host a conference call this morning at 8:30am ET. To participate, please dial 1-888-256-1007 (U.S. and Canada) or 323-994-2093 (International). The call will also be available as a live and archived audio webcast on the Investor Relations section of Kopin's website at www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com.

Kopin and Lightning are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are subject to the safe harbor created by such sections. Words such as "expects," "believes," "can," "will," "estimates," and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such "forward-looking statements," which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to: our expectation of intermittent supply chain disruptions for some of our materials; our expectation that we will meet our financial growth goals for the year; our expectation that most of our development programs will convert to production programs following their development phases; our expectation that 2022 is to be a year of good growth; our expectation of announcing new design wins for our 3D AOI (automated optical inspection) spatial light modulators; our expectation that we will continue to make strong progress in executing our strategy; and our belief that both AR and VR markets provide great growth opportunities, which Kopin is well positioned to capitalize on. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 25, 2021, or as updated from time to time our Securities and Exchange Commission filings.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended

	March 26, 2022	March 27, 2021
Display Revenues by Category (in millions)
Defense	$4.8	$5.0
Industrial/Enterprise	1.5	2.0
Consumer	0.2	0.5
R&D	4.9	3.6
License and Royalties	0.2	0.6
Total	$11.6	$11.7

Stock-Based Compensation Expense
Cost of product revenues	$67,000	$134,000
Research and development	147,000	94,000
Selling, general and administrative	442,000	2,382,000
	$656,000	$2,610,000

Other Financial Information
Depreciation and amortization	$268,000	$205,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 26, 2022	March 27, 2021
Revenues:
Net product revenues	$6,507,528	$7,568,845
Research and development	4,908,033	3,560,743
Other revenues	162,861	546,781
	11,578,422	11,676,369
Expenses:
Cost of product revenues	7,782,879	6,396,671
Research and development	5,408,613	3,563,300
Selling, general and administration	4,464,548	5,905,706
	17,656,040	15,865,677

Loss from operations	(6,077,618)	(4,189,308)

Other income, net	4,740,954	36,585

Loss before provision for income taxes and net loss from noncontrolling interest	(1,336,664)	(4,152,723)

Tax provision	(36,000)	(33,000)

Net loss	(1,372,664)	(4,185,723)

Net loss attributable to noncontrolling interest	23	39,485

Net loss attributable to Kopin Corporation	$(1,372,641)	$(4,146,238)

Net loss per share:
Basic and diluted	$(0.02)	$(0.05)

Weighted average number of common shares outstanding:
Basic and diluted	90,121,226	87,378,288

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	March 26, 2022	December 25, 2021
ASSETS
Current assets:
Cash and marketable securities	$26,318,580	$29,295,466
Accounts receivable, net	6,777,310	12,113,070
Inventory	7,132,617	6,581,139
Contract assets and unbilled receivables	2,552,201	2,299,392
Prepaid and other current assets	2,214,197	1,918,678

Total current assets	44,994,905	52,207,745

Plant and equipment, net	1,939,506	1,888,963
Operating lease right-of-use assets	3,630,555	3,828,066
Equity investments	9,553,628	4,912,022
Other assets	170,932	170,932

Total assets	$60,289,526	$63,007,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,865,030	$5,483,970
Accrued expenses	5,838,994	4,133,379
Customer deposits	2,457,496	2,638,103
Deferred tax liabilities	497,102	513,417
Contract liabilities and billings in excess of revenue earned	1,756,202	4,063,031
Operating lease liabilities	658,298	701,204

Total current liabilities	17,073,122	17,533,104

Other long term liabilities	1,568,663	2,739,531
Operating lease liabilities, net of current portion	2,946,994	3,108,236

Total Kopin Corporation stockholders' equity	38,873,104	39,799,191
Noncontrolling interest	(172,357)	(172,334)
Total stockholders' equity	38,700,747	39,626,857
Total liabilities and stockholders' equity	$60,289,526	$63,007,728

Contacts

Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com